CONFIRMING STATEMENT

This Statement confirms that the undersigned, Lothar Maier, has authorized and designated Stuart L. Merkadeau, Michael M. Ludwig and Montu R. Bashambu to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FormFactor, Inc. The authority of Stuart L. Merkadeau, Michael M. Ludwig and Montu R. Bashambu under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FormFactor, Inc., unless earlier revoked in writing. The undersigned acknowledges that FormFactor, Inc., Stuart L. Merkadeau and Michael M. Ludwig, and each of them, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 13, 2006

/s/ LOTHAR MAIER
Lothar Maier